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                    BILL OF SALE AND ASSIGNMENT AGREEMENT

   THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of October 1, 1997, is made in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, between BEC GROUP, INC., a Delaware corporation ("Assignor") and BOLLE INC., a Delaware corporation ("Assignee").

   1. Assignor hereby grants, conveys, sells, assigns, transfers and delivers to Assignee, its successors and assigns, and Assignee hereby purchases and accepts from Assignor, all of Assignor's right, title and interest in all assets and liabilities of Assignor, other than (i) the assets and liabilities of or relating to Assignor's ORC Business (as defined below) and (ii) the items listed in Schedule A hereto. All such assets and liabilities conveyed hereby are referred to hereinafter as the "Acquired Assets". The Acquired Assets include (without limitation) the items listed in Schedule B attached hereto. For purposes of this Agreement, the ORC Business shall mean (i) all shares of capital stock of Assignor's following subsidiaries and/or affiliates: ORC Technologies, Inc., ORC Caribe, Optical Radiation Foreign Sales Corporation, and Voltarc Technologies, Inc. held by Assignor or by any of such entities and the business, assets and liabilities of or directly related to such entities; and (ii) all assets and liabilities included in Assignor's pro forma balance sheet attached hereto as Exhibit I; provided, that notwithstanding anything contained in this Paragraph 1 to the contrary, Assignor retains all right, title and interest in and to the items identified in Schedule A hereto, but the parties mutually acknowledge and agree that such items identified in Schedule A do not constitute part of the ORC Business.

   2. Title to the Acquired Assets shall pass to Assignee upon the date of this Assignment Agreement.

   3. (a) Assignee assumes, and agrees to pay when and as due and to discharge, all debts, liabilities, obligations, taxes, liens and encumbrances of any kind, character or description, whether accrued, absolute, contingent or otherwise (and whether or not reflected or reserved against in the balance sheets, books of account and records of Assignor) in respect of (a) the Acquired Assets and/or (b) the items identified in Schedule A hereto.

   (b) Assignee hereby agrees that to the extent Assignee exchanges all, but not less than all, of its shares of Foster Grant Holdings, Inc. Series A Preferred Stock (the "FGH Preferred Stock") for shares of common stock ("AAi Common Stock") of Accessories Associates, Inc. ("AAi"), Assignee shall deliver to Assignor 35.71% (such portion of the shares of AAi Common Stock is hereinafter referred to as the "Assignor Shares") of all of such exchanged shares of AAi Common Stock received by Assignee together with any rights attaching thereto (including, but not limited to, the registration rights referred to in the Exchange and Registration Rights Agreement dated as of December 11, 1996 and made between AAi and Assignor). However, in the event that Assignee does not obtain the Assignor Shares, Assignee hereby agrees to pay to Assignor the first $2.5 million received by Assignee from proceeds (the "Proceeds") relating to (i) the sale by Assignee of the FGH Preferred Stock or (ii) the redemption by Foster Grant Holdings, Inc. of the FGH Preferred Stock. In the event that Assignor does not receive either the Assignor Shares or $2.5 million from Assignee, as described above, on or before the date that is five years after the effective date of Assignor's merger with ILC Technologies, Inc., Assignee shall promptly pay to Assignor, an amount equal to $2.5 million less any amount previously paid to Assignor by Assignee from the Proceeds.

   4. Assignee hereby further agrees to execute and deliver an indemnification agreement, in form satisfactory to Assignor, pursuant to which Assignee shall indemnify and hold Assignor harmless from and against any and all loss, damage or expense (a) related to or arising from or in connection with the Acquired Assets and/or (b) otherwise not related to or arising from or in connection with the ORC Business (including, without limitation, related to or arising in connection with the items identified in Schedule A hereto).

   5. Assignor hereby constitutes and appoints Assignee its true and lawful attorney, with full power of substitution, in the name of Assignee or in the name of Assignor, but on behalf of and for the sole benefit of Assignee, to institute and prosecute all proceedings which Assignee may deem proper in order to receive, collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets, to

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defend and compromise any and all such action and execute instruments in relation thereto as Assignee shall deem advisable. Without limiting the foregoing, Assignor hereby authorizes Assignee and its officers to endorse or assign any instrument, contract or chattel paper relating to the Acquired Assets.

   6. Assignor further agrees that it will at any time and from time to time, at the request of Assignee, execute and deliver to Assignee all other and further instruments necessary to vest in Assignee full title, right and interest in or to any of the property, assets or rights which this instrument purports to transfer to Assignee.

   7. All of the terms and provisions of this Assignment will be binding upon Assignor and its respective successors and assigns and will inure to the benefit of Assignee and its respective successors and assigns.

   8. This Bill of Sale and Assignment Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

   IN WITNESS WHEREOF, the parties hereto have executed and delivered this Bill of Sale and Assignment Agreement a of the date first above written.

                                          ASSIGNOR
                                          BEC GROUP, INC.



                                          By:
                                             --------------------------------
                                             Name: Martin E. Franklin
                                             Title: Chairman and Chief
                                             Executive Officer


                                          ASSIGNEE:
                                          BOLLE INC.


                                          By:
                                             --------------------------------
                                             Name: Gary Kiedaisch
                                             Title:

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                                  SCHEDULE A

                    RIGHTS, INTEREST, ETC. RETAINED BY BEC
                        IN CONNECTION WITH WHICH BOLLE
                   WILL ASSUME LIABILITY AND INDEMNIFY BEC

I. Rights and obligations under various arrangements with HMG World-Wide Corporation (and its subsidiary Intermark Corp.), including (without limitation):

   A. Stock Purchase Agreement, dated as of September 30, 1995, by and between BEC Group, Inc. as assignee of Benson Eyecare Corporation ("Benson") and Intermark Corp.

   B.       Assignment and Assumption Agreement, dated September 30, 1995.

   C. Guaranty, dated September 30, 1995, by Benson in favor of HMG Worldwide In-Store Marketing Corporation.

II. Certain agreements relating to arrangements among Wells Fargo Bank (Texas), National Association, as successors to First Interstate Bank of Texas, N.A., and BEC, as successor to Foster Grant Group, L.P.:

   A. Guaranty Agreement by BEC, dated March 31, 1995, in favor of First Interstate Bank (as amended).

   B. Indemnity Agreement, dated March 31, 1994 [sic], from Foster Grant Group, L.P. et al in favor of First Interstate Bank, N.A. (as amended).

III.    Any remaining Benson or BEC obligations and rights relating to:

   A.       The Agreement and Plan of Merger among Benson Eyecare
            Corporation, BEC Acquisition Corp. and Bolle America, Inc., dated as of July 26, 1995.

   B. The Asset Purchase Agreement by and among Benson Eyecare Corporation, BEC Group, Inc. and Optical Radiation Corporation and Monsanto Company, dated 5/3/96.

   C. The merger of Essilor Acquisition Corporation into Benson Eyecare Corporation, effective on May 3, 1996.

IV.     Pending Litigation:

   A. Herb Morris & Partners, Ltd. v. Opti-Ray, Inc. and Benson Eyecare Corporation.

   B. Thomas W. Dornfeld v. Omega Optical Co., L.P., Omega Group Limited, and Benson Eyecare Corporation

   C.       Magnivision, Inc. v. The Bonneau Company

   D. Alan Katz, Trustee, v. Essomega Corporation, f/k/a Benson Eyecare Corporation, and BEC Group, Inc.

V. Stock Purchase and Option Agreement, dated November 14, 1996, by and among BEC and Lantis Eyewear Corporation (as amended), relating to shares transferred to Assignee by this Assignment. Assignor and Assignee, by execution and delivery of this Assignment, mutually acknowledge and agree that Assignee will promptly deliver such shares at Assignor's direction upon any execution of such option and that Assignor will promptly transfer to Assignee all consideration received in connection with any such exercise.

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                                  SCHEDULE B

LIST OF ASSETS/LIABILITIES
ASSIGNED TO/ASSUMED BY
BOLLE INC.

I. All interests, rights, duties and obligations of BEC Group, Inc. ("BEC") relating to Accessories Associates, Inc. ("AAi"), including (without limitation):

   A. Stock Purchase Agreement, dated as of November 13, 1996, by and among BEC, AAi, et al.

   B. Exchange and Registration Rights Agreement, dated December 11, 1996, by and among AAi, Foster Grant Holdings, Inc. ("FGH"), BEC, et al.

   C. Certificate No. P-1, representing 100 shares of FGH Series A Preferred Stock.

II. All interests, rights, duties and obligations in and related to Superior Vision Services, Inc.:

   A. Loan Agreement, dated September 30, 1994 (as subsequently amended).

   B. Revolving Credit Promissory Note, dated September 30, 1994, for maximum principal amount of $1,000,000 (as amended) and any note issued in replacement or substitution therefor.

   C. Share Certificate No. 5, representing 8,800 shares of common stock.

   D. Share Certificate No. 1, representing 17,825 shares Series A Preferred Stock.

   E. Share Certificate No. 3, representing 41,782 shares of Series B Preferred Stock.

   F. BEC's rights and obligations pursuant to ancillary documents, such as the Shareholder Agreement (as subsequently amended).

III.     Certain Assets, Rights and Obligations Relating to Sterling Vision,
         Inc.

   A. Covenant not to compete and guarantee of Pembridge Optical Partners, Inc. obligations pursuant to Asset Purchase Agreement, dated August 26, 1994, by and between Pembridge Optical Partners, Inc. and Sterling Vision, Inc.

   B. Note Amendment and Conversion Agreement, dated April 21, 1997, and all rights and obligations in connection therewith.

IV.      Management Agreement between BEC and Eyecare Products, plc.

V. All BEC's rights, title and interest in and to shares of stock of Eyecare Products, plc. subject to the agreement described in Schedule B.V. hereto.

VI. All right and interest in and to rental payments receivable by BEC (as assignor) pursuant to:

   A. Industrial Lease by and between Bartley Optical Sales, Inc. and ORC Technologies, Inc. (f/k/a Optical Radiation Corporation) dated as of December 8, 1995; and

   B. Lease Agreement, dated as of May 3, 1996, by and between Monsanto Company and ORC Technologies, Inc., (f/k/a Optical Radiation Corporation).

            In each case, subject to all of the remaining terms and conditions of each such lease and the rights of assignor's senior lenders with respect thereto.

VII. Share Certificate No. OC72 and EC73, representing (respectively) 1,174 shares of Optical Acquisition Corp. stock and 1,174 shares of Eyecare Acquisition Corp. stock.

VIII. Share Certificate No. 1, representing 1,000 shares of common stock of ORC Management Corporation.

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